Exhibit 2.4

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”) is entered into as of April 13, 2015, by and among Dover Saddlery Holdings, Inc., a Delaware corporation (“Parent”), Dover Saddlery Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), and the undersigned stockholder (“Stockholder”) of Dover Saddlery, Inc., a Delaware corporation (the “Company”).

RECITALS

A.                                    Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of common stock of the Company.

B.                                    Parent, Sub and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) which provides, among other things, for the merger of  Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement.

D.                                    As a condition to the willingness of Parent and Sub to enter into the Merger Agreement and as an inducement in consideration therefor, Stockholder has agreed (i) to enter into this Agreement, and (ii) to vote Stockholder’s Subject Securities (as defined below) as described herein.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.                         CERTAIN DEFINITIONS

For purposes of this Agreement:

(a)                                 Capitalized terms not defined in this Agreement, have the respective meanings assigned to those terms in the Merger Agreement.

(b)                                 “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset); provided, however, an “Encumbrance” shall not include any encumbrance created by this Agreement, restrictions on transfer under the Securities Act of 1933, as amended and any customary margin account arrangements.

(c)                                  Stockholder is deemed to “Own” or to have acquired “Ownership” of a security if Stockholder:  (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(d)                                 “Permitted Proxy” means any proxy solicited by the Company or Parent to vote on the matters, and in the manner, set forth in Section 3.1, and any proxy on matters not referred to in Section 3.1.

(e)                                  “Proxy Expiration Date” means the earlier of (i) the date upon which the Merger Agreement is validly terminated in accordance with its terms or (ii) the date upon which the Merger becomes effective.

(f)                                   “Subject Securities” mean:  (i) all Shares Owned by Stockholder as of the date of this Agreement; and (ii) all additional Shares of which Stockholder acquires Ownership during the Support Period.

(g)                                  “Support Period” means the period commencing on (and including) the date of this Agreement and ending on (and including) the Proxy Expiration Date.

(h)                                 A Person is deemed to have effected a “Transfer” of a security if such Person directly or indirectly:  (i) sells, creates any Encumbrance in or upon, transfers or disposes of such security or any interest in such security to any Person other than Parent or an affiliate of Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, Encumbrance of, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

SECTION 2.                         TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1                               Restriction on Transfer of Subject Securities.  Subject to Section 2.3, during the Support Period, Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected.  Without limiting the generality of the foregoing, during the Support Period, Stockholder shall not tender, agree to tender or permit to be tendered any of the Subject Securities in response to or otherwise in connection with any tender or exchange offer.  Notwithstanding the foregoing, Stockholder will be permitted to exercise any options or warrants to acquire Subject Securities.

2.2                               Restriction on Transfer of Voting Rights.  During the Support Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) except in respect of an Excepted Superior Proposal (as defined in Section 3.2 below): no proxy is granted (other than a Permitted Proxy), and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

2.3                               Permitted Transfers.  Section 2.1 shall not prohibit a transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder; or (b) if Stockholder is a limited partnership or limited liability company, to a partner or member of Stockholder; or (c) if Stockholder is a corporation, to an affiliate under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee executes a joinder to this Agreement, in a manner reasonably acceptable in form and substance to Parent, pursuant to which such transferee agrees to be bound as “Stockholder” by all of the terms of this Agreement.

SECTION 3.                       VOTING OF SHARES

3.1                               Voting Covenant.  Stockholder hereby agrees that, during the Support Period, at any meeting of the stockholders of the Company, however called, and in any action by written consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause the Subject Securities (to the extent the Subject Securities have voting rights) to be voted:

(a)                                 in favor of (i) the Merger, the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof and (ii) each of the other Transactions;

(b)                                 against any action or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant or obligation of (i) the Company in the Merger Agreement or (ii) Stockholder under this Agreement; and

(c)                                  against the following actions (other than (x) the Merger and the other Transactions, or (y) an Excepted Superior Proposal): (i) any Acquisition Proposal and any action in furtherance of any Acquisition Proposal; (ii) any amendment to the Company’s certificate of incorporation or bylaws; (iii) any change in the capitalization of the Company or the Company’s corporate structure; and (iv) any other action which would reasonably be expected to, or is intended to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Transactions, the Merger Agreement or this Agreement.

3.2                               Proxy; Further Assurances.

(a)                                 Contemporaneously with the execution of this Agreement, Stockholder shall deliver to Parent a proxy in the form attached to this Agreement as Exhibit A, which shall be irrevocable (at all times prior to the Proxy Expiration Date) to the fullest extent permitted by law with respect to the Shares referred to therein (the “Proxy”), except in the event of a Superior Proposal in respect of which the Company’s Board of Directors has made an Adverse Recommendation Change in compliance with the Merger Agreement (herein, an “Excepted Superior Proposal”).

(b)                                 Stockholder shall perform such further acts and execute such further proxies and other documents and instruments as may reasonably be required to vest in Parent the power to carry out and give effect to the provisions of this Agreement.

(c)                                  Other than in connection with an Excepted Superior Proposal, Stockholder shall not enter into any tender, voting or other such agreement, or grant a proxy or power of attorney, with respect to any of the Subject Securities that is inconsistent with this Agreement or otherwise take any other action with respect to any of the Subject Securities that would in any way restrict, limit or interfere with the performance of any of Stockholder’s obligations hereunder or any of the actions contemplated hereby.

SECTION 4.                         WAIVER OF APPRAISAL RIGHTS

Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, on its own behalf or on behalf of any other holder of Shares, any rights of appraisal under Section 262 of the DGCL, any dissenters’ rights or any similar rights relating to the Merger that Stockholder may have by virtue of, or with respect to, any Subject Securities Owned by Stockholder.

SECTION 5.                         REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent and Sub as follows (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Agreement shall be made as of the date hereof, as of the date of any meeting of the stockholders of the Company, however called, and/or as of the date of any applicable action taken by written consent of the Company’s stockholders):

5.1                               Authority; Binding Nature of Agreement.

(a)                                 Stockholder has the authority and legal capacity to execute and deliver this Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder.  This Agreement and the Proxy have been duly authorized, executed and delivered by Stockholder, constitute legal, valid and binding obligations of Stockholder, and, assuming due authorization, execution and delivery by Parent and Sub in the case of this Agreement, are enforceable against Stockholder in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity.  If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.  If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized.  If Stockholder is a natural person and is married and the Subject Securities of such Stockholder constitute community property or spousal or other approval is otherwise required for this Agreement or the Proxy to constitute legal, valid and binding obligations of Stockholder, this Agreement and the Proxy have been duly authorized, executed and delivered by, and constitute a legal, valid and binding agreement of, such Stockholder’s spouse, enforceable against such spouse in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity.

5.2                               Non-Contravention; Consents.

(a)                                 The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not conflict with, or result in any violation or breach of, or default (with or without the giving of notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, or result in the creation of any Encumbrance in or upon any of the Subject Securities under: (i) if Stockholder is an corporation, limited liability company, partnership or trust (any of the foregoing, an “Entity”), any of the provisions of the certificate of incorporation, bylaws, operating agreement or other charter or organizational documents of such Entity, (ii) any law or order applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or (iii) any contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s Affiliates or properties is or may be bound or affected.

(b)                                 Except as may be required by Sections 13(d) or (e) and 16 of the Exchange Act, Stockholder is not required to give notice to, make any filing with or obtain any consent from any Person in connection with the execution and delivery of this Agreement and the Proxy or the performance by Stockholder of any of the transactions contemplated hereby.

5.3                               Title to Shares.  As of the date of this Agreement, Stockholder Owns, free and clear of any Encumbrance, the number of outstanding Shares set forth under the heading “Shares Owned” on the signature page hereof (it being understood that for purposes of determining Shares Owned, all options to acquire Shares and all restricted Shares and restricted stock units shall be deemed to be fully vested and exercised).  Except as set forth on the signature page hereof, Stockholder does not Own, as of the date of this Agreement: (a) any shares of capital stock or other security of the Company, (b) any subscription, option, call, warrant or right to acquire any share of capital stock or other security, share of deferred stock, restricted stock unit, stock-based performance unit, other equity-based award or any other right that is linked to, or the value of which is in any way based upon or derived from, the value of any share of capital stock or other security or the value of the Company or any part thereof or (c) any security, instrument or obligation convertible into or exchangeable for any share of capital stock or other security of the Company.

5.4                               Merger Agreement.  Stockholder and its representatives have reviewed and understand the terms of this Agreement and the Merger Agreement, and Stockholder has had the opportunity to consult with such Stockholder’s counsel in connection with this Agreement.  Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

5.5                               Financial Advisor.  No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other similar fee or commission from Parent, Sub or the Company in connection with this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder in Stockholder’s capacity as such.

SECTION 6.                         REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Each of Parent and Sub hereby, jointly and severally, represents and warrants to Stockholder as follows:

6.1                               Due Organization.  Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

6.2                               Authority; Binding Nature of Agreement.  Parent and Sub have the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by Parent and Sub and the performance by Parent and Sub of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to perform its obligations hereunder.  This Agreement has been duly executed and delivered by Parent and Sub, constitutes the legal, valid and binding obligation of Parent and Sub and, assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity.

SECTION 7.                       COVENANTS OF STOCKHOLDER

7.1                               Stockholder Information.  Stockholder hereby agrees that the Company may publish and disclose in the Company Proxy Statement the Stockholder’s identity and ownership of the Subject Securities and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.  Parent and Sub may make any disclosures about Stockholder that Parent or Sub determines, after consultation with counsel, is required to be disclosed by applicable legal requirements, court process or obligations pursuant to any listing agreement with any domestic or foreign national securities exchange or domestic or foreign national securities quotation system.

7.2                               Further Assurances.  From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Agreement.  Stockholder shall not issue any press release or make any other public statement in its capacity as a stockholder of the Company with respect to this Agreement, the transactions contemplated hereby, the Merger Agreement, the Merger or the other transactions contemplated thereby without the prior written consent of Parent, except as may be required by applicable law or court process; provided, however, that nothing herein shall restrict Stockholder from consulting with its legal or financial advisors in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.  If Stockholder acquires Ownership of any Shares after the date hereof, unless this Agreement shall have been terminated in accordance with its terms, Stockholder shall deliver promptly to Parent written notice of such acquisition of Shares which notice shall state the number of Shares so acquired.

7.3                               No Solicitation.  Stockholder shall not directly or indirectly, and shall not authorize or permit its representatives to directly or indirectly:

(a)                                 solicit or initiate the submission or procurement of any Acquisition Proposal;

(b)                                 except in connection with fulfillment of his fiduciary duties as an Officer or Director of Company:

(i)                                     furnish any information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could lead to an Acquisition Proposal;

(ii)                                  engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or any inquiry or indication of interest that could lead to an Acquisition Proposal;

(iii)                               approve, endorse or recommend any Acquisition Proposal;

(iv)                              approve, endorse, recommend, execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

(v)                                 agree to do any of the foregoing.

7.4                               Stop Transfer Order; Legends.  Stockholder hereby agrees that it will not request that the Company register the Transfer of any certificate or uncertificated interest representing any of the Subject Securities, unless such Transfer is made in compliance with this Agreement.  In furtherance of this Agreement, concurrently herewith, Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Securities (and that this Agreement places limits on the voting and transfer of such shares).  The parties hereto agree that such stop transfer order shall be removed and shall be of no further force and effect upon the Proxy Expiration Date.

SECTION 8.                       MISCELLANEOUS

8.1                               No Survival of Representations, Warranties and Agreements.  All representations, warranties, covenants and agreements in this Agreement, and all rights and remedies with respect thereto, shall not survive the Proxy Expiration Date.

8.2                               Expenses.  All fees and expenses incurred in connection with this Agreement, the Proxy or the transactions contemplated hereby or thereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

8.3                               Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally, (ii) the first business day after being delivered to an overnight courier, (iii) when telecopied or emailed during a business day (with a confirmatory copy sent by overnight courier), or (iv) the next business day after being telecopied or emailed outside of a business day (provided a confirmatory copy is sent by overnight courier).  Such notices and communications shall be sent to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

c/o Webster Capital Fund III, L.P.
Attention: Donald Steiner
Facsimile No.: (781-419-1516

Email: dsteiner@webstercapital.com

with a copy to:

Goodwin Procter LLP

53 State Street
Boston, MA 02109-2802

Attention:  John R. LeClaire
                 Jared G. Jensen
Facsimile No.:  (617) 523-1231
Email:  jleclaire@goodwinprocter.com
            jjensen@goodwinprocter.com

if to Stockholder:

at the address set forth on the signature page hereof

8.4                               Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions are not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions may be consummated as originally contemplated to the fullest extent possible.

8.5                               Entire Agreement; Counterparts.  This Agreement and the Proxy constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties

8.6                               Amendment.  No amendment or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by all parties.  No agreement, understanding or arrangement of any nature regarding the subject matter of this Agreement shall be deemed to exist between Parent and Sub, on the one hand, and Stockholder, on the other hand, unless and until this Agreement has been duly and validly executed on behalf of all parties.

8.7                               Assignability.  Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s successors and assigns, and, if Stockholder is an individual, Stockholder’s heirs, estate, executors and personal representatives.  This Agreement shall inure to the benefit of Parent and Sub and their successors and assigns.  Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred.

8.8                               No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or the Proxy.

8.9          Independence of Obligations.  The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company, Parent or Sub, on the other hand.  The existence of any claim or cause of action by Stockholder against the Company, Parent or Sub shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

8.10        Applicable Legal Requirements; Jurisdiction; Waiver of Jury Trial; Specific Performance; Remedies.

(a)           This Agreement and the Proxy shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  In any action between any of the parties arising out of or relating to this Agreement or the Proxy: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (ii) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in Delaware; (iii) each of the parties agrees that it will not bring any action relating to this Agreement or the Proxy in any court other than a state or federal court located in the State of Delaware; and (iv) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 8.3.

(b)           EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE PROXY.   Each of the parties (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement or the Proxy, by, among other things, the mutual waiver and certifications in this Section 8.10(b).

(c)           The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement and the Proxy were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or the Proxy and to enforce specifically the terms and provisions of this Agreement or the Proxy, this being in addition to any other remedy to which they are entitled at law or in equity.  All rights and remedies existing under this Agreement and the Proxy are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.11        Waiver.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.12        Termination.  This Agreement and all rights and obligations of the parties hereunder, including the Proxy, shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void on, and have no further effect after, the Proxy Expiration Date.  Nothing in this Section 8.12 shall relieve any party from any liability for any breach of this Agreement prior to its termination.

8.13        Directors and Officers.  This Agreement applies to Stockholder solely in such Stockholder’s capacity as a holder of Subject Securities, and, in addition, notwithstanding anything to the contrary in this Agreement, nothing herein shall diminish or in any way affect, or be construed to diminish or affect, the responsibilities and duties of such person in his capacity  a director or officer of the Company.

8.14        Construction.

(a)           For purposes of this Agreement and the Proxy, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)           The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement or the Proxy.

(c)           As used in this Agreement and the Proxy:

(i)            the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”;

(ii)           the words “hereof”, “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iii)          the term “or” is not exclusive; and

(iv)          the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(d)           Except as otherwise indicated, all references in this Agreement or the Proxy to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e)           All terms defined in this Agreement shall have the defined meanings when used in any Exhibit unless otherwise defined therein.

(f)            Except as otherwise indicated, all references to “dollars” and “$” will be deemed to be references to the lawful money of the United States of America.

(g)           The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

Parent, Sub and Stockholder have caused this Agreement to be executed as of the date first written above.

DOVER SADDLERY HOLDINGS, INC.

By:	/s/Donald Steiner
Name:	Donald Steiner
Title:	President

DOVER SADDLERY MERGER SUB, INC.

By:	/s/Donald Steiner
Name:	Donald Steiner
Title:	President

STOCKHOLDER

/s/ James Powers
Signature

James Powers
Printed Name

Address:	97 Dedham Street
Dover, MA 02031

Facsimile:	508-385-0411

	294,335	Shares Owned

[Signature Page to Support Agreement]

EXHIBIT A
FORM OF IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Dover Saddlery, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes, as of April 13, 2015, Dover Saddlery Holdings, Inc., a Delaware corporation (“Parent”) and Dover Saddlery Merger Sub, Inc. a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), or any of them, and any individual designated in writing by any of them, the attorneys and proxies of the Stockholder, with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to (i) the outstanding shares of capital stock of the Company beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) or owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof.  (The shares of the capital stock of the Company referred to in clauses “(i)” and “(ii)” of the immediately preceding sentence are collectively referred to as the “Shares”.)  Upon the execution hereof, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares (other than a Permitted Proxy as defined in the Support Agreement).

Except in respect of an Excepted Superior Proposal (as defined in the Support Agreement), this proxy is irrevocable in accordance with the provisions of Section 212(e) of the DGCL, shall survive the Stockholder’s death, liquidation or termination, is coupled with an interest and is granted in connection with, and as security for, the Support Agreement, dated as of the date hereof, among Parent, Sub and the Stockholder (the “Support Agreement”), and is granted in consideration of Parent entering into the Agreement and Plan of Merger, dated as of the date hereof, among Parent, Sub and the Company (the “Merger Agreement”).  Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this proxy. This proxy will terminate on the Proxy Expiration Date (as defined in the Support Agreement). Capitalized terms not defined in this proxy or in the Support Agreement shall have the respective meanings assigned to those terms in the Merger Agreement.

The attorneys and proxies named above will be empowered, and may exercise this proxy, to vote the Shares at any time until (and including) the Proxy Expiration Date at any meeting of the stockholders of the Company, however called, and in connection with any action by written consent of stockholders of the Company:

(i)            in favor of (A) the merger contemplated by the Merger Agreement (the “Merger”), the execution and delivery by the Company of the Merger Agreement and the adoption and approval of the Merger Agreement and the terms thereof and (B) each of the other transactions contemplated by the Merger Agreement;

(ii)           against any action or agreement that would reasonably be expect to result in a breach of any representation, warranty, covenant or obligation of (A) the Company in the Merger Agreement or (B) Stockholder under the Support Agreement; and

(iii)          against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (A) any Acquisition Proposal or any action in furtherance of any Acquisition Proposal; (B) any amendment to the Company’s certificate of incorporation or bylaws; (C) any change in the capitalization of the Company or the Company’s corporate structure; and (D) any other action which would reasonably be expected to, or is intended to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the Merger Agreement or the Support Agreement.

The Stockholder may vote the Shares on an Excepted Superior Proposal and on all other matters not referred to in this proxy (jointly herein, “Other Matters”), and the attorneys and proxies named above may not exercise this proxy with respect to any and all such Other Matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Stockholder agrees, after consultation with Parent in good faith, to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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Stockholder has caused this proxy to be executed as of the date first written above.

STOCKHOLDER

/s/James Powers
Signature

James Powers
Printed Name

Number of shares of common stock of the Company beneficially owned or owned of record as of the date of this proxy:

294,335

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